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                                                                    Exhibit 99.1
                                                                    ------------

FOR IMMEDIATE RELEASE



XO COMMUNICATIONS ANNOUNCES $800 MILLION EQUITY INVESTMENT FROM FORSTMANN LITTLE AND TELMEX


--Equity Infusion to Fully Fund Business Plan as Part of a Comprehensive Restructuring to Strengthen XO Balance Sheet--


Reston, VA. (November 29, 2001) -- XO Communications, Inc. (Nasdaq: XOXO), one of the nation's fastest growing providers of broadband communications services, today announced that its board of directors has approved a preliminary agreement with Forstmann Little and Telefonos de Mexico S.A. de C.V. (TELMEX) pursuant to which XO will receive an investment of $400 million from each company, or a total of $800 million, in exchange for new equity in the company.

"XO has been widely recognized as one of the best operating companies in the emerging telecommunications sector and we believe this equity infusion will secure the company's future," said Dan Akerson, chairman and chief executive officer of XO. "The investment will allow us to build upon our solid foundation with a strengthened balanced sheet, significantly reduced debt and a fully funded business plan. It also means that our customers will not experience any changes in the way that we continue to deliver service to them, except for the better."

 "We appreciate Forstmann Little's on-going support and are pleased that a significant industry player like TELMEX has recognized the value in what we have accomplished operationally and intends to be a partner in our future success," continued Akerson.

XO has built an unrivaled fiber and wireless broadband communications network serving 63 metro markets throughout the United States. These markets are connected by XO's IP backbone network, which is among the most robust in the telecommunications industry.

XO has consistently achieved solid revenue growth as a result of a unique and diverse product portfolio of voice and data services. In its recently concluded third quarter, despite a challenging economic climate, XO posted a nearly 50 percent year-over-year revenue gain. Through intense

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focus on operational efficiencies and expense controls, the company has also decreased its reported EBITDA loss in each of the past three quarters.

The preliminary agreement provides for the execution of a definitive agreement on or before December 14, 2001. The investment is contingent on XO successfully completing a restructuring of its existing balance sheet and upon receipt of regulatory approvals. The restructuring is expected to require the completion of transactions with holders of XO senior notes and lending institutions under XO's secured credit facility, resulting in XO having total debt outstanding of no more than $1 billion of senior secured debt in addition to its existing capital lease obligations.

At the end of the third quarter XO had more than $1 billion of cash or cash equivalents, which will allow the company to continue its business operations, without interruption, during the financial restructuring.

Proceeds of the investment will be used to fund the continued development of XO's broadband telecommunications networks, on-going business operations and to complete the balance sheet restructuring. Once the investment and restructuring are complete, XO is expected to have a fully funded business plan.

Following the close of the investment and the balance sheet restructuring, Forstmann Little and TELMEX will each own 39 percent of the company's outstanding equity. The remaining equity, other than that allocated to the company's employees, is expected to be held primarily by holders of the company's senior notes. Consequently, current holders of the company's equity securities are expected to lose substantially all of the value of their investment as a result of the restructuring.

XO also announced today that as required by the terms of the new investment and as a part of the financial restructuring it will not make scheduled interest and dividend payments on its unsecured notes or preferred equity securities after November 30, 2001.

About XO Communications

XO Communications is one of the nation's fastest growing providers of broadband communications services offering a complete set of communications services, including: local

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and long distance voice, Internet access, Virtual Private Networking (VPN),
Ethernet, Wavelength, Web Hosting and Integrated voice and data services.

XO has assembled an unrivaled set of facilities-based broadband networks and Tier One Internet peering relationships in the United States. XO currently offers facilities-based broadband communications

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services in 63 markets throughout the United States. The Company is also one of
North America's largest holders of fixed broadband wireless spectrum, with licenses covering 95 percent of the population of the 30 largest U.S. cities.

About Telmex

Telefonos de Mexico S.A. de C.V. (TELMEX), (BMV: TELMEX; NYSE: TMX; NASDAQ:
TFONY; LATIBEX: XTMXL) is the leading telecommunications company in Mexico with more than 13 million telephone lines in service, 1.43 million line equivalents for data transmission and more than 845,000 Internet accounts. TELMEX offer telecommunications services through a 68,000 kilometer fiber optic digital network. TELMEX and its subsidiaries offer a wide range of advanced telecommunications, data and video services, Internet as well as integrated telecom solutions for corporate customers. Visit www.telmex.com.

About Forstmann Little

Since 1978, Forstmann Little has made 29 acquisitions and significant equity investments, returning billions of dollars to its investors. The firm's best-known investments include Gulfstream Aerospace, General Instrument and Ziff-Davis Publishing. Current investments include Community Health Systems (NYSE: CYH), a leading rural hospital company; McLeodUSA (NASDAQ: MCLD), the nation's largest independent competitive local exchange carrier; Citadel Communications, a leading radio broadcaster in mid-sized markets; and Yankee Candle Company (NYSE: YCC), the leading designer, manufacturer, wholesaler and retailer of premium scented candles. The firm currently has approximately $2.3 billion in committed capital for future investments.

                                      # # #

The statements contained in this release that are not historical facts are "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements include those describing the expected future operations of XO and the expectations regarding the outcome of the investment and restructuring transactions described in

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this release. Management wishes to caution the reader that these forward-looking statements are only predictions and are subject to risks and uncertainties and actual results may differ materially from those indicated in the forward-looking statements as a result of a number of factors. These factors include, but are not limited to, risks associated with the company's ability to negotiate definitive agreements and complete the transactions described in this release and those risks and uncertainties described from time to time in the reports filed by XO Communications with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2000 and in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.

XO, XO Not Just Talk and the XO design logo are trademarks of XO Communications, Inc. Other product or service names mentioned herein are the trademarks of their respective owners.

Contact:   Todd Wolfenbarger/ Media
           703-547-2011 or 703-675-3496 portable
           twolfenbarger@xo.com
           --------------------

           Noelle Beams / Investor
           703-547-2002